Exhibit 99.1

Investor Contact:

Darrow Associates, Inc.

Jim Fanucchi, (408) 404-5400

ir@gigoptix.com

GigOptix Amends and Restates Stockholder Rights Plan

SAN JOSE, Calif. – December 19, 2014 – GigOptix, Inc. (NYSE MKT: GIG), a supplier of advanced high speed semiconductor components for use in long-haul, metro, cloud connectivity, data centers, consumer electronics links and interactive applications, through optical and wireless communications networks, today announced that on December 16, 2014 it has entered into an Amended and Restated Rights Agreement to extend the expiration date of its stockholder rights plan which provides that the Company issue rights to purchase shares of Series A Junior Preferred Stock. The stockholder rights plan would otherwise have expired on December 16, 2014.

The Amended and Restated Rights Agreement amends the Rights Agreement previously adopted by (i) extending the expiration date by three years to December 16, 2017, (ii) decreasing the exercise price per right issued to stockholders pursuant to the stockholder rights plan from $8.50 to $5.25, and (iii) making certain other technical and conforming changes. The Amended and Restated Rights Agreement was not adopted in response to any acquisition proposal.

The Amended and Restated Rights Agreement is designed to provide stockholders of the Company with the opportunity to benefit from the long-term prospects and value of the Company and to ensure the fair and equal treatment of the Company’s stockholders in the event of a proposed takeover of the Company.

On December 16, 2011, the GigOptix board of directors declared a dividend to all stockholders of record of the Company’s common stock as of January 6, 2012 of one right to purchase Series A Junior Preferred Stock for each share of common stock outstanding. The board of directors also previously determined that one preferred stock purchase right will also attach to each share of common stock issued by the Company between January 6, 2012 and the earlier of either the exercisability of the rights or the expiration of the stockholder rights plan, which pursuant to the Amended and Restated Rights Agreement now will occur on December 16, 2017. The preferred stock purchase rights will be exercisable only as provided for under the Amended and Restated Rights Agreement. The rights will expire on December 16, 2017, unless earlier redeemed or exchanged by the Company.

Additional information regarding the stockholder rights plan, the Series A Junior Preferred Stock, and the Amended and Restated Rights Agreement will be contained in a Current Report on Form 8-K and in an amended Registration Statement on Form 8-A/A that GigOptix is filing with the Securities and Exchange Commission, as well as on the Registration Statement on Form 8-A and a Current Report on Form 8-K filed by the Company on December 22, 2011.

About GigOptix, Inc.

GigOptix is a leading fabless supplier of high speed semiconductor components that enable end-to-end information streaming over optical and wireless networks. The products address long haul and metro telecom applications as well as emerging high-growth opportunities for Cloud and data centers connectivity, and interactive applications for consumer electronics. GigOptix offers a unique broad portfolio of drivers and TIAs for 40Gbps, 100Gbps and 400Gbps fiber-optic telecommunications and data-communications networks, and high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz.

GigOptix also offers a wide range of digital and mixed-signal ASIC solutions in a wide range of technology geometries from 28nm to 0.6um, and enables a complete product life cycle support form swift introduction of new product through its ASIC SunriseTM program to extension of legacy products through its GigOptix Sunset RescueTM program.

SOURCE: GigOptix, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “will” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, long-term prospects and improvement. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: factors that may affect the integration of entities acquired by GigOptix and the results of such acquisitions, the ability to grow product sales, the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and “bring to market” plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to move product sales to production levels, the ability to attract and retain qualified personnel, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed in other sections of the company’s filings with the Securities and Exchange Commission, and in GigOptix’ other current and periodic reports filed or furnished from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to GigOptix as of the date hereof, and GigOptix assumes no obligation to update any forward-looking statement.

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